Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports a 2.1% Consolidated Comparable Store Sales Increase with Third Quarter Fiscal 2015 Results

  Third quarter consolidated comparable store sales increase 2.1%
  Retail gross margin expands 160 basis points to 45.3% from 43.7% in the 2014 third quarter
  First nine months pre-tax income rises by $4.6 million to $8.0 million

ST. LOUIS--(BUSINESS WIRE)--October 29, 2015--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2015 third quarter and thirty-nine weeks ended October 3, 2015.

Third Quarter Fiscal 2015 Highlights (13 weeks ended October 3, 2015, compared to the 13 weeks ended September 27, 2014):

  Consolidated comparable store sales increased 2.1% and included a 0.2% increase in North America and an 8.9% increase in Europe. Third quarter 2015 comparable store sales are compared to the thirteen-week period ended October 4, 2014;
  Retail gross margin expanded 160 basis points to 45.3% from 43.7% in the 2014 third quarter;
  Pre-tax income was $1.4 million, a $690,000 decline from the 2014 third quarter;
  Net income was $1.1 million, or $0.06 per diluted share compared to net income of $1.8 million, or $0.10 per diluted share in the 2014 third quarter; and
  Adjusted net income was $1.7 million or $0.10 per diluted share compared to adjusted net income of $3.4 million, or $0.19 per diluted share, in the 2014 third quarter. (See Reconciliation of Net Income to Adjusted Net Income.)

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer commented: “In the quarter, we had comparable store sales increases across geographies marking our fifth consecutive quarter of consolidated comparable store sales growth. For the first nine months of 2015, we have delivered $8.0 million in pre-tax profit, the highest level since 2007. This puts us in a solid position as we enter the fourth quarter, which is typically our largest and most profitable period of the year.

“We believe we have a balanced product portfolio planned for the fourth quarter designed to reach all of our key consumer segments. Additionally, we remain focused on executing our long range strategies, which we believe will deliver sustained profitable growth and increased value for our shareholders,” concluded Ms. John.

Additional Third Quarter Fiscal 2015 Highlights (13 weeks ended October 3, 2015, compared to the 13 weeks ended September 27, 2014):

  Total revenues were $85.6 million compared to $86.7 million in the 2014 third quarter;
  Consolidated net retail sales were $84.3 million compared to $85.6 million in the 2014 third quarter, as increased comparable store sales and sales from new stores were offset by the negative impact of foreign exchange, the one-week calendar shift due to the 53rd week in fiscal 2014, temporary store closures due to remodels and permanent store closures. Excluding the impact of foreign exchange, consolidated net retail sales rose 0.8% versus the third quarter last year;
  Consolidated e-commerce sales rose 4.1% excluding the impact of foreign exchange; and
  Selling, general and administrative expense (“SG&A”) totaled $37.6 million, or 44.0% of total revenues, an increase of $1.4 million compared to the 2014 third quarter. The majority of the increase in SG&A reflects investments in marketing, personnel and store activity to advance the Company’s long term strategy.

First Nine Months Fiscal 2015 Highlights (39 weeks ended October 3, 2015, compared to the 39 weeks ended September 27, 2014):

  Total revenues were $260.0 million compared to $260.9 million in the first nine months of 2014;
  Consolidated net retail sales were $256.2 million, compared to $257.8 million in the first nine months of 2014, as improved comparable stores sales were offset by the one-week calendar shift due to the 53rd week in fiscal 2014 and the negative impact of foreign exchange. Excluding the impact of foreign exchange, net retail sales increased 1.5% compared to the first nine months of 2014;
  Consolidated comparable store sales increased 4.0% and included a 1.9% increase in North America and a 13.1% increase in Europe. Comparable store sales for the first nine months of 2015 are compared to the thirty-nine week period ended October 4, 2014;
  Consolidated e-commerce sales rose 7.9%, excluding the impact of foreign exchange;
  Retail gross margin expanded 300 basis points to 45.3% from 42.3% in the first nine months of 2014;
  SG&A was $110.8 million, or 42.6% of total revenues, an increase of $2.8 million compared to the first nine months of 2014;
  Pre-tax income was $8.0 million, an improvement of $4.6 million compared to the first nine months of 2014;
  Net income was $7.3 million or $0.42 per diluted share, an improvement of $4.7 million compared to the first nine months of 2014; and
  Adjusted net income was $8.9 million or $0.51 per diluted share, an improvement from $4.4 million, or $0.25 per diluted share in the first nine months of 2014. (See Reconciliation of Net Income to Adjusted Net Income.)

Store Activity

The Company ended the period with 317 company-owned stores, including 257 in North America and 60 in Europe. This reflects four store closures and six store openings in the quarter, including five true outlet concept locations and one new format specialty store. The Company also remodeled six stores in its new specialty retail format. The Company’s international franchisees ended the 2015 third quarter with 67 stores in 11 countries.

Balance Sheet

The Company ended the 2015 third quarter with cash and cash equivalents totaling $37.1 million and no borrowings under its revolving credit facility. Total inventory at quarter end was $55.6 million, compared to $45.7 million in the fiscal 2014 third quarter. This $9.9 million increase was driven by a stronger inventory position on key product stories and the timing of purchases to support fourth quarter product launches, as well as additional store openings during the Holiday season. This follows an $11.0 million decrease at the end of last year’s third quarter with inventory declining 1.9% on a two-year basis.

In 2015, the Company continues to expect capital expenditures to be between $20 million and $25 million to support the remodeling and opening of stores, as well as investment in infrastructure. Depreciation and amortization is expected to be between $16 million and $17 million.

Share Repurchase Activity

During the third quarter the Company repurchased approximately 106,000 shares of its common stock for an aggregate amount of $1.9 million, leaving approximately $8.9 million available under the current share repurchase program.

2015 Key Strategic Objectives

To increase shareholder value, the Company expects to continue to execute its “MORE x 4” strategic plan which includes continuous improvement and strategic expansion initiatives in four areas with the progress outlined below:

Expanding into More Places

The Company intends to continue to evolve its real estate portfolio to align with market trends while selectively opening new locations and systematically remodeling its store base. To this end, in the third quarter, the Company opened one new store and remodeled six stores in its new design, which was developed to increase productivity and update the brand look. The Company also advanced its strategy to add non-traditional stores with the opening of five true outlet stores, as well as the expansion of its ongoing partnership with Macy’s in which it expects to open seven shop-in-shops for the holiday season.

The Company expects to strategically expand its international presence by leveraging the improving strength in its company-owned stores to restructure and extend its international footprint. In the third quarter, a Build-A-Bear Workshop location was opened on Li & Fung’s Shanghai campus in the Explorium, a retail laboratory and exhibition operated by the Fung Group, a Hong Kong-based multinational with international brands and retail operations across China.

Targeting More People

The Company intends to have continuous growth in its business with the core three to twelve year-old consumer segment, which represents a majority of current revenue. The Company will focus on initiatives that drive trial and increase repeat visits with an evolved segmentation, product development and marketing strategy. In the quarter, the Company successfully reached its older girl segment with the launch of its new proprietary Honey Girls collection, expanded its offering to boys with the initial launch of Star Wars product, and continued to sell Minions, which appealed across all consumer segments.

The Company expects to grow sales to consumers over twelve years old with a focus on key categories, including gift-giving, affinity and collectibles. This consumer segment currently represents more than 20% of sales and has a tendency to over-index on less price-sensitive “gift-able” and online purchases. Therefore, the Company intends to leverage its e-commerce business to efficiently target these consumers. In the quarter, the Company introduced Build-A-Bear Workshop’s Sports Central concept on line and in stores to leverage its powerful licensing relationships which span most major sports leagues and include many major universities.

Developing More Products

The Company intends to make continuous improvements to its products by developing high impact stories coupled with integrated marketing programs that tend to garner higher price points, drive add-on purchases and create “play beyond the plush.” In conjunction with the successful launch of its proprietary Honey Girls collection, the Company introduced music videos. Since the collection’s introduction, there have been more than 2.5 million views of both Build-A-Bear and user generated videos about the Honey Girls on YouTube.

The Company also plans to continue to expand its presence and create new revenue and profit streams by launching wholesale and out-bound licensing programs to leverage its strong brand equity. These programs will enable the Company to extend its brand reach with new offerings in relevant categories and will provide consumers with “products beyond the plush.” To this end, the Company announced that Costco Wholesale Corporation is offering Build-A-Bear branded, pre-packaged gift sets during the holiday season. In addition, the Company announced an agreement with Spin Master, Inc. to distribute a complementary toy line that is expected to launch in the fall of 2016.

Driving More Profitability

The Company intends to make continuing improvements in its value engineering initiatives to further enhance product margins while implementing new systems that should facilitate sales growth, increase efficiency and improve long term profitability. In the quarter, the Company expanded retail gross margin by 160 basis points to 45.3%. The Company also delivered pre-tax income of $8.0 million for the first nine months of fiscal 2015, an increase of $4.6 million over the prior year.

The Company expects to continue to expand its profitability by prioritizing incremental growth initiatives, like those discussed above, that leverage existing infrastructure, are primarily royalty-based, and/or allow for discrete pricing and are, therefore comparatively margin-accretive.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately 12 p.m. ET on October 29, 2015, until 12 a.m. ET on November 5, 2015. The telephone replay is available by calling 877-870-5176. The access code is 13622377.

About Build-A-Bear Workshop, Inc.

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For list for the seventh year in a row in 2015. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $392.4 million in fiscal 2014. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its Web site at buildabear.com.

Forward-Looking Statements

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended January 3, 2015, as filed with the SEC, and the following:

  general global economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
  customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
  we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
  our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
  we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
  we may be unable to generate comparable store sales growth;
  we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
  we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
  we may not be able to operate our international company-owned profitably;
  the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
  our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
  we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
  we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
  we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
  we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
  we are subject to risks associated with technology and digital operations;
  we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
  we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
  high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
  our plans to leverage the Build-A-Bear brand to drive strategic expansion may not be successful;
  our market share could be adversely affected by a significant, or increased, number of competitors;
  we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
  poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
  fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
  we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Income Statements
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 3,	% of Total	September 27,	% of Total
	2015	Revenues (1)	2014	Revenues (1)
Revenues:
Net retail sales	$84,303	98.5	$85,561	98.7
Franchise fees	525	0.6	558	0.6
Commercial revenue	795	0.9	542	0.6
Total revenues	85,623	100.0	86,661	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	46,117	54.7	48,146	56.3
Cost of merchandise sold - commercial (1)	551	69.3	278	51.3
Selling, general and administrative	37,643	44.0	36,217	41.8
Interest expense (income), net	(56)	(0.1)	(38)	(0.0)
Total costs and expenses	84,255	98.4	84,603	97.6
Income before income taxes	1,368	1.6	2,058	2.4
Income tax expense	301	0.4	238	0.3
Net income	$1,067	1.2	$1,820	2.1

Income per common share:
Basic	$0.06		$0.10
Diluted	$0.06		$0.10
Shares used in computing common per share amounts:
Basic	16,670,358		16,971,416
Diluted	16,890,722		17,132,206
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 3,	% of Total	September 27,	% of Total
	2015	Revenues (1)	2014	Revenues (1)
Revenues:
Net retail sales	$256,246	98.5	$257,752	98.8
Franchise fees	1,624	0.6	1,716	0.7
Commercial revenue	2,159	0.8	1,384	0.5
Total revenues	260,029	100.0	260,852	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	140,288	54.7	148,785	57.7
Cost of merchandise sold - commercial (1)	1,093	50.6	637	46.0
Selling, general and administrative	110,815	42.6	108,062	41.4
Interest expense (income), net	(148)	(0.1)	(36)	(0.0)
Total costs and expenses	252,048	96.9	257,448	98.7
Income before income taxes	7,981	3.1	3,404	1.3
Income tax expense	721	0.3	862	0.3
Net income	$7,260	2.8	$2,542	1.0

Income per common share:
Basic	$0.42		$0.15
Diluted	$0.42		$0.14
Shares used in computing common per share amounts:
Basic	16,834,968		16,899,245
Diluted	17,071,591		17,108,910
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 3,	January 3,	September 27,
	2015	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$37,146	$65,389	$40,451
Inventories	55,591	51,939	45,712
Receivables	8,053	11,461	10,144
Prepaid expenses and other current assets	16,651	15,611	12,188
Deferred tax assets	1,669	1,378	998
Total current assets	119,110	145,778	109,493

Property and equipment, net	60,090	62,766	61,031
Other intangible assets, net	1,211	304	365
Other assets, net	2,893	3,206	3,976
Total Assets	$183,304	$212,054	$174,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,927	$38,107	$28,369
Accrued expenses	14,197	24,058	13,145
Gift cards and customer deposits	28,048	34,268	25,869
Deferred revenue	2,635	2,654	4,173
Deferred tax liability	-	-	856
Total current liabilities	74,807	99,087	72,412

Deferred franchise revenue	782	945	1,004
Deferred rent	12,327	13,353	13,716
Other liabilities	1,111	1,044	1,367

Stockholders' equity:
Common stock, par value $0.01 per share	169	174	174
Additional paid-in capital	59,333	69,362	68,749
Accumulated other comprehensive loss	(9,272)	(8,698)	(7,524)
Retained earnings	44,047	36,787	24,967
Total stockholders' equity	94,277	97,625	86,366
Total Liabilities and Stockholders' Equity	$183,304	$212,054	$174,865

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014

Other financial data:
Retail gross margin ($) (1)	$38,186	$37,415	$115,958	$108,967
Retail gross margin (%) (1)	45.3%	43.7%	45.3%	42.3%
E-commerce sales	$2,801	$2,648	$8,461	$7,952
Capital expenditures, net (2)	$6,785	$2,511	$12,864	$5,681
Depreciation and amortization	$4,029	$4,422	$12,262	$13,385

Store data (3):
Number of company-owned retail locations at end of period
North America			257	254
Europe			60	59
Total company-owned retail locations			317	313

Number of franchised stores at end of period			67	70

Company-owned store square footage at end of period (4)
North America			700,685	707,677
Europe			85,925	84,789
Total square footage			786,610	792,466

Comparable store sales change (%) (5)
North America	0.2%	1.0%	1.9%	(1.6)%
Europe	8.9%	0.0%	13.1%	(3.6)%
Consolidated	2.1%	0.8%	4.0%	(2.0)%
(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstores. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, beginning in 2015, Denmark.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation. Comparable store sales percentage changes for 2015 are based on net retail sales as compared to the thirteen and thirty-nine-week periods ended October 4, 2014.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.
BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income
(dollars in thousands, except share and per share data)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014
Net income	$1,067	$1,820	$7,260	$2,542

Foreign exchange losses (1)	486	888	1,109	724
Management transition costs(2)	181	688	553	1,089
Adjusted net income	$1,734	$3,396	$8,922	$4,355

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014
Net income per diluted share	$0.06	$0.10	$0.42	$0.14

Foreign exchange losses (1)	0.03	0.05	0.06	0.04
Management transition costs(2)	0.01	0.04	0.03	0.07
Adjusted net income per diluted share	$0.10	$0.19	$0.51	$0.25
(1)	Represents the impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency. Amounts are presented net of applicable income tax.
(2)	Represents transition costs related to changes in executive management. Costs include severance, along with benefits and related taxes, relocation, executive search fees, signing bonus and professional fees. Amounts are presented net of applicable income tax.

CONTACT:
Investors:
Build-A-Bear Workshop
Voin Todorovic 314.423.8000 x5221